UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

The ADT Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35502	45-4517261
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1501 Yamato Road

Boca Raton, Florida 33431

(Address of Principal Executive Offices, including Zip Code)

(561) 988-3600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2012, The ADT Corporation (the “Company”) entered into a voting and standstill agreement (the “Agreement”) with Keith A. Meister and Corvex Management LP (collectively, the “Corvex Group”) and Soros Fund Management LLC (“SFM”).

A description of the material terms of the Agreement is included under Item 5.02 and is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement, effective at 12:01 am, Eastern Standard Time on December 19, 2012, the size of the board of directors of the Company (the “Board”) will be increased from eight to nine members and Mr. Meister will be appointed to fill the newly created directorship. In addition, Mr. Meister will be appointed to serve as a member of the Audit Committee of the Board, effective at 12:01 am, Eastern Standard Time on December 19, 2012.

The Agreement provides that Mr. Meister will be included in the Company’s slate of nominees for election as directors at its 2013 annual meeting of stockholders (the “2013 Meeting”). The Agreement also provides, among other things, that, so long as Mr. Meister is a director or, if longer, until the date that is seven (7) business days prior to the last day that stockholders of the Company may timely notify the Company of a nomination or proposal to be properly brought before the 2014 annual meeting of the Company’s stockholders pursuant to the Company’s By-Laws, as then in effect (the “Notice Date”), the Corvex Group, and until the earlier of the Notice Date and December 31, 2013, SFM or any fund over which SFM has investment management authority (the “SFM Funds”), (i) will not support or participate in any “withhold the vote” or similar campaign and (ii) will not present any proposals for consideration, or conduct any proxy solicitations for use, at any meeting of the Company’s stockholders. The Agreement further provides, among other things, that for the periods specified above with respect to the Corvex Group, the Corvex Group (i) will vote in favor of the Company’s slate of director nominees and otherwise in a manner consistent with the Board’s recommendations, (ii) will not acquire beneficial ownership of more than 15,666,021 shares of common stock of the Company, excluding (subject to certain limitations) 575,000 shares currently beneficially owned by both the Corvex Group and SFM and (iii) will not, other than in a Rule 144 broker transaction, sell or otherwise dispose of any voting securities of the Company to any person who is (or will become as a result of the such transaction) a beneficial owner of 4% or more of the outstanding voting securities of the Company, or otherwise dispose of, in a single day, 4% or more of the outstanding voting securities of the Company through the public markets. Pursuant to the Agreement, SFM has also agreed that the SFM funds will not acquire beneficial ownership of more than 875,000 shares of common stock of the Company.

The Agreement provides that Mr. Meister will resign from the Board, and the Company will be relieved of its obligation to include Mr. Meister in its slate of nominees for election as director at the 2013 Meeting, upon a breach in any material manner by the Corvex Group of its voting and standstill obligations under the agreement, or upon the Corvex Group failing to maintain beneficial ownership and, either directly or through a nominee, record ownership of at least 3% of the outstanding shares of common stock of the Company.

In connection with his appointment as director under the Agreement, Mr. Meister will receive the same compensation as the Company’s other non-employee directors, consisting of a cash retainer in the amount of $80,000 per year and an annual equity award of restricted stock units with a grant date fair value of approximately $120,000 and a one-year vesting term.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

There are no other related person transactions between the Company and Mr. Meister or any of his immediate family members or the Corvex Group requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Meister, age 39, has been Managing Partner of Corvex Management LP since December 2010. From August 2003 until August 2010, Mr. Meister served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc. and from March 2006 until August 2010, Mr. Meister served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Mr. Meister has previously served or is currently serving as a director of numerous companies including: Motorola Mobility, Motorola, Inc., XO Holdings, Inc., Federal-Mogul Corporation, American Railcar Industries, Inc. and Ralcorp Holdings, Inc.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on December 17, 2012 announcing the events described above under Items 1.01 and 5.02. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information contained in Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement, dated December 17, 2012, by and among The ADT Corporation, Keith A. Meister, Corvex Management LP and Soros Fund Management LLC

99.1	Press Release dated December 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 17, 2012	THE ADT CORPORATION

	By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Senior Vice President, General Counsel and Corporate Secretary